UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2007

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor, San Francisco, CA 94105

(Address of principal executive offices) (Zip Code)

(415) 543-3470

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 26, 2007, we sold $6,000,000 of our common stock to Azimuth Opportunity Ltd. (“Azimuth”) in the first draw down under our previously disclosed $100 million equity line of credit arrangement with Azimuth.

We sold Azimuth an aggregate of 265,431 shares of our common stock at a price of approximately $22.60 per share, for a total purchase price of $6,000,000. We received net proceeds from the sale of these shares of approximately $5,900,000 after deducting our estimated offering expenses of approximately $100,000, including the placement agent fee of $60,000 paid to Reedland Capital Partners, an institutional division of Financial West Group, Member NASD/SIPC, in connection with this offering. The offering price of these shares was established with reference to the volume weighted average prices of our common stock on the Nasdaq Global Market for the period beginning October 11, 2007 and ending October 24, 2007, net of a discount of 3.75% per share. In connection with this sale, we are filing, as Exhibit 5.1 hereto, an opinion of our counsel, Latham & Watkins LLP.

We intend to use the net proceeds from the sale of the shares for general corporate purposes, which may include costs of developing our technologies, making additions to our working capital and funding future acquisitions.

The foregoing description is qualified in its entirety by reference to the Common Stock Purchase Agreement, dated September 7, 2007, between us and Azimuth, which is incorporated by reference into this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

5.1	Opinion of Latham & Watkins LLP.

10.1	Common Stock Purchase Agreement, dated September 7, 2007, by and between Medivation, Inc. and Azimuth Opportunity Ltd. (incorporated by reference to Exhibit 10.1 of Medivation’s Current Report on Form 8-K filed on September 10, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: October 26, 2007	By:	/s/ C. Patrick Machado
C. Patrick Machado
Senior Vice President and Chief Financial Officer

Exhibit Index

5.1	Opinion of Latham & Watkins LLP.

10.1	Common Stock Purchase Agreement, dated September 7, 2007, by and between Medivation, Inc. and Azimuth Opportunity Ltd. (incorporated by reference to Exhibit 10.1 of Medivation’s Current Report on Form 8-K filed on September 10, 2007).